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                                                                    EXHIBIT 99.1



                      PRESS RELEASE DATED DECEMBER 19, 2002

                      GLATFELTER AND THE CONSERVATION FUND
                     REACH AGREEMENT ON SALE OF 25,000 ACRES
                                   IN MARYLAND


      YORK, PA. - DECEMBER 19, 2002 -- Glatfelter (NYSE: GLT) has signed an agreement to sell approximately 25,000 acres of its forestland in Maryland to The Conservation Fund for approximately $38 million.

       The sales agreement is contingent upon certain conditions and is expected to close during the first quarter of 2003. In partnership with the state of Maryland, The Conservation Fund, a national non-profit land preservation organization, has agreed to acquire the properties from Glatfelter's subsidiary, the Glatfelter Pulp Wood Company. The Conservation Fund plans to sell the majority of the land to the Forestland Group LLC, which will continue sustainable forestry operations subject to a conservation easement managed by the state. The remainder of the lands, some of the most ecologically sensitive in Maryland, will be held by The Conservation Fund and transferred to the State when federal grants are approved.

      "The selective sale of our woodlands is part of our business strategy of maximizing the value of all of our assets," said George H. Glatfelter II, chairman and chief executive officer of Glatfelter. "We are delighted to partner with The Conservation Fund in their efforts to protect this valuable resource while maintaining the economic vitality of the Delmarva region and the local wood products industry."

      "We are on the verge of a sea change for conservation and forestry in America," said Patrick F. Noonan, chairman of The Conservation Fund. "If we are to permanently conserve our nation's forestlands, we must create innovative public-private partnerships that balance economic growth with environmental principles. Thanks to the commitment of Glatfelter and the leadership of the state of Maryland, we now have a bold model for forestland conservation in America."
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      The Conservation Fund, a nonprofit organization, acts to protect the nation's legacy of land and water resources in partnership with other organizations, public agencies, foundations, corporations, and individuals. Seeking innovative conservation solutions for the 21st century, the Fund works to integrate economic and environmental goals. Since its founding in 1985, the Fund has helped its partners safeguard wildlife habitat, greenways, community "greenspace" and historic sites totaling more than 3.4 million acres throughout the nation including more than 100,000 acres in Maryland.

      Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, Pa. and Neenah, Wis. International operations include facilities in Germany, France and the Philippines. In addition to it woodlands in Maryland, the company owns approximately 89,000 acres in Pennsylvania, Delaware and Virginia.